UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 30, 2014

SFX Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

430 Park Avenue, 6th Floor
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(646) 561-6400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)                                  As disclosed on a Current Report on Form 8-K filed on June 9, 2014 by SFX Entertainment, Inc., a Delaware corporation (the “Company”), Ritty van Straalen, a Dutch national residing in New York, New York, was appointed as the Company’s Chief Operating Officer on June 5, 2014. At the time of his appointment, Mr. van Straalen agreed to continue working pursuant to the terms of his existing secondment agreement, dated as of January 9, 2013, between him and ID&T/SFX North America LLC, a wholly owned, indirect subsidiary of the Company, until a subsequent agreement was reached to reflect his new duties.  On October 30, 2014, the compensation committee (the “Compensation Committee”) of the board of directors of the Company approved the terms of a new compensation arrangement with Mr. van Straalen in his capacity as Chief Operating Officer of the Company.  Under the terms of his new compensation arrangement, Mr. van Straalen will receive a base salary of $352,800 and a guaranteed annual bonus of $150,000. As part of the new compensation arrangement, the Compensation Committee on October 30, 2014 granted to Mr. van Straalen an option award to purchase 500,000 shares of common stock of the Company, with an exercise price of $5.23 per share. Pursuant to the terms of the option award, 20% of the award vested on the date of grant and 20% of the award will vest on each of April 1, 2015, 2016, 2017 and 2018, subject to Mr. van Straalen’s continued employment with the Company.  During the term of the new compensation arrangement, Mr. van Straalen is entitled to a housing allowance of $16,225 per month while he and his family reside in New York, New York.  The terms and conditions of Mr. van Straalen’s new compensation arrangement will be memorialized in a comprehensive amended and restated multi-year secondment agreement to be entered into by and between the Company and Mr. van Straalen.  The term of the agreement is expected to be five years, effective April 1, 2014, with Mr. van Straalen located in the US until at least October 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERTAINMENT, INC.

Date: November 5, 2014	By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chief Executive Officer and Director